Exhibit 10.3

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

BETWEEN

MARCUS & MILLICHAP COMPANY

AND

MARCUS & MILLICHAP, INC.

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TABLE OF CONTENTS

(continued)

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FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [—], 2013, is by and between MARCUS & MILLICHAP COMPANY, a California corporation (“MMC”) and MARCUS & MILLICHAP, INC., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

R E C I T A L S

WHEREAS, the Board of Directors of MMC (the “MMC Board”) has determined that it is in the best interests of MMC and its stockholders to separate the business of Marcus & Millichap Real Estate Investment Services, Inc. (the “MMREIS”) from the other businesses conducted by MMC and its Subsidiaries;

WHEREAS, in furtherance of the foregoing, on [—], 2013 (the “Contribution Date”), MMC and the other stockholders of MMREIS transferred the capital stock and equity interests of MMREIS to the Company and, in exchange therefor, the Company issued to MMC and other stockholders of MMREIS shares of Company Common Stock;

WHEREAS, MMC will transfer shares of Company Common Stock to certain Persons (the “Debt-for-Equity Exchange Parties”) in exchange for certain debt obligations of MMC held by the Debt-for-Equity Exchange Parties as principals for their own account (the “Debt-for-Equity Exchange”) and the Debt-for-Equity Exchange Parties will make an offer and sale to the public of shares of Company Common Stock transferred in the Debt-for-Equity Exchange and the Company will offer, issue and sell shares of Company Common Stock, which will take place pursuant to a registration statement on Form S-1 (the “IPO”);

WHEREAS, prior to the IPO, MMC will transfer shares of Company Common Stock to holders of shares of MMC capital stock by means of a distribution by MMC to holders of MMC capital stock of shares of Company Common Stock (the “Distribution”);

WHEREAS, MMC has received a private letter ruling from the U.S. Internal Revenue Service substantially to the effect that, among other things, the Contribution (as defined below) and the Distribution, taken together, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and 368(a)(1)(D) and related sections of the Code (the “Private Letter Ruling”);

WHEREAS, for U.S. federal income tax purposes, the Contribution and Distribution, if effected, taken together, are intended to qualify as a tax-free spin-off under Section 355 and Section 368(a)(1)(D) of the Code;

WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution, the Debt-for-Equity Exchange, the Distribution and the IPO, and certain other agreements that will govern certain matters relating thereto (collectively, the “Transactions”), and the relationship of MMC, the Company and their respective Subsidiaries following the IPO.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Definitions. For the purpose of this Agreement the following terms shall have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, from and after the Effective Date, solely for purposes of this Agreement (1) no member of the Company Group shall be deemed to be an Affiliate of any member of the MMC Group and (2) no member of the MMC Group shall be deemed to be an Affiliate of any member of the Company Group.

“Agreement” means this Separation and Distribution Agreement.

“Ancillary Agreements” means the Transition Services Agreement, the Tax Matters Agreement and other agreements related thereto.

“Assets” means assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble hereto.

“Company Accounts” has the meaning set forth in Section 2.07(a).

“Company Board” means the Board of Directors of the Company.

“Company Books and Records” means originals or true and complete copies thereof, including electronic copies (if available), of (a) all minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records of each member of the Company Group, (b) all books and records exclusively relating to (i) the purchase of materials, supplies and services for the MMREIS Business and (ii) dealings with customers of the MMREIS Business and (c) all files relating exclusively to any Action with respect to which is an MMREIS Liability.

“Company Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Company.

“Company Group” means the Company, MMREIS and Marcus & Millichap Capital Corporation (“MMCC”), and each other Person that either (x) is controlled directly or indirectly by the Company immediately after the Effective Date or (y) becomes controlled by the Company following the Effective Date.

“Company Indemnitees” has the meaning set forth in Section 4.03.

“Contract” means any written or oral commitment, contract, subcontract, agreement, lease, sublease, license, understanding, sales order, purchase order, instrument, indenture, note or other commitment that is binding on any Person or any part of its property under applicable Law.

“Contribution” has the meaning set forth in Section 2.01(a).

“Contribution Agreement” means the Contribution Agreement, dated as of [—], 2013, by and between the stockholders of MMREIS and the Company.

“Contribution Date” has the meaning set forth in the recitals.

“Coverage End Date” has the meaning set forth in Section 2.09(a).

“Covered Claims” has the meaning set forth in Section 2.09(b).

“Debt-for-Equity Exchange” has the meaning set forth in the recitals.

“Debt-for-Equity Exchange Agreement” means the exchange agreement to be entered into among MMC, the Debt-for-Equity Exchange Parties and the Company with respect to the Debt-for-Equity Exchange.

“Debt-for-Equity Exchange Parties” has the meaning set forth in the recitals.

“Disclosing Party” has the meaning set forth in Section 6.09(a).

“Disclosure Documents” shall mean any form, statement, schedule or other material filed with or furnished to the Commission or any other Governmental Authority by or on behalf of any party or any of its controlled Affiliates, and also any information statement, prospectus, offering memorandum, offering circular or similar disclosure document (including in connection with the IPO) and any schedule thereto or document incorporated therein by reference, whether or not filed with or furnished to the Commission or any other Governmental Authority.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” the date upon which MMC distributes its shares of Company Common Stock pursuant to the Distribution.

“Effective Date” means the date of the closing of the IPO.

“Equity Underwriters” means the underwriters for the IPO.

“Equity Underwriting Agreement” means the underwriting agreement to be entered into among the Debt-for-Equity Exchange Parties, the other selling stockholders party thereto, the Equity Underwriters, the Company and MMC with respect to the IPO.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Liabilities” shall mean: (i) any and all Liabilities that are (A) expressly contemplated by this Agreement or any Ancillary Agreement (or any other schedule hereto or thereto) as Liabilities to be retained or assumed by MMC or any other Person in the MMC Group, and all agreements and obligations of any Person in the MMC Group under this Agreement or any of the Ancillary Agreements or (B) listed or described on Schedule 1.01(a).

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means either the Company Group or the MMC Group, as the context requires.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of indebtedness of others, (h) all capital lease obligations of such Person and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations.

“Indemnifying Party” has the meaning set forth in Section 4.04(a).

“Indemnitee” has the meaning set forth in Section 4.04(a).

“Indemnity Payment” has the meaning set forth in Section 4.04(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data but excluding the Company Books and Records and the MMC Books and Records.

“Insurance Proceeds” means those monies:

(a) received by an insured from a third party insurance carrier;

(b) paid by a third party insurance carrier on behalf of the insured; or

(c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in each such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof and excluding, for the avoidance of doubt, proceeds from any self-insurance, captive insurance or similar program.

“Intercompany Accounts” has the meaning set forth in Section 2.06(a).

“IPO” has the meaning set forth in the recitals.

“IPO Registration Statement” means the registration statement on Form S-l (File No. 333-             ) filed under the Securities Act, pursuant to which the Company Common Stock to be issued in the IPO will be registered, together with all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act).

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar law (including common law), statute, ordinance, regulation, rule, code, order, treaty, license, permit, authorization, registration, approval, consent, decree, injunction, judgment, notice of liability, request for information, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued, entered or otherwise put into effect by a Governmental Authority.

“Liabilities” means any and all indebtedness, claims, debts, Taxes, liabilities, demands, causes of actions, Actions and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, without limitation, those arising under any Law, Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“Lien” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Losses” means any and all damages, losses, deficiencies, Liabilities, Taxes, obligations, penalties, judgments, settlements, claims, payments, fines, charges, interest, costs and expenses, whether or not resulting from third party claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“MMC” has the meaning set forth in the preamble hereto.

“MMC Accounts” has the meaning set forth in Section 2.05(a).

“MMC Board” has the meaning set forth in the recitals.

“MMC Books and Records” means originals or true and complete copies thereof, including electronic copies (if available) of (a) minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records, of the MMC Group; (b) all books and records relating to (i) MMC Employees, (ii) the purchase of materials, supplies and services for the MMC Business and (iii) dealings with customers of the MMC Business; and (c) all files relating to any Action with respect to which the Liability is a Retained Liability.

“MMC Business” means any business or operations of the MMC Group (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) other than MMREIS Business.

“MMC Class A Common Stock” means the Class A Voting Common Stock, no par value, of MMC.

“MMC Class B Common Stock” means the Class B non-voting common stock, no par value, of MMC.

“MMC Group” means MMC, each other Subsidiary of MMC involved in the Transactions and each other Person that either (x) is controlled directly or indirectly by MMC immediately after the Effective Date or (y) becomes controlled by MMC following the Effective Date; provided, however, that neither the Company nor any other member of the Company Group shall be members of the MMC Group.

“MMC Indemnitees” has the meaning set forth in Section 4.02.

“MMREIS Business” means the commercial real estate brokerage business of MMREIS, including Marcus & Millichap Capital Corporation and any other direct or indirect Subsidiaries, as conducted as of the Effective Date.

“MMREIS Common Stock” shall mean the Common Stock, $1.00 par value per share, of MMREIS.

“MMREIS Liabilities” shall mean: (i) any and all Liabilities that are (A) expressly contemplated by this Agreement or any Ancillary Agreement (or any other schedules hereto or thereto) as Liabilities to be retained, assumed or retired by the Company or any Person in the Company Group, and all agreements, obligations and Liabilities of any Person in the Company Group under this Agreement, or any of the Ancillary Agreements or (B) listed or described on Schedule 1.01(b); and (ii) any and all Liabilities to the extent relating to, arising out of or resulting from the MMREIS Business.

“MMREIS Preferred Stock” shall mean the Series A Redeemable Preferred Stock, $10.00 par value per share, of MMREIS.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Policies” or “Policy” shall mean insurance policies and insurance contracts of any kind, including primary, excess and umbrella, comprehensive general liability, directors and officers, automobile, products, workers’ compensation, employee dishonesty, property and crime insurance policies and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Private Letter Ruling” has the meaning set forth in the recitals.

“Privilege” has the meaning set forth in Section 6.11(a).

“Receiving Party” has the meaning set forth in Section 6.09(a).

“Retained Names” means the Trademarks set forth on Schedule 1.01(c), and any trademarks related thereto or containing or comprising the foregoing, including any trademarks derivative thereof or confusingly similar thereto.

“Record Date” means [—], 2013, or such other date as is designated by MMC’s Board of Directors as the record date for determining the shareholders of MMC entitled to receive the Distribution.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Services” has the meaning set forth in the Transition Services Agreement.

“Shared Policies” shall mean Policies in existence prior to the Effective Date where both the MMREIS Business and the MMC Business are eligible for coverage and/or where the employees, directors or agents of both the MMREIS Business and the MMC Business are eligible for coverage.

“Subsidiary” means, when used with respect to any Person, (a) a corporation in which such Person or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the total voting power in the election of directors of all outstanding shares of all classes and series of capital stock of such corporation entitled generally to vote in such election; and (b) any other Person (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the Effective Date, by and between MMC and the Company.

“Tax Records” has the meaning set forth in the Tax Matters Agreement.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Third Party Claim” has the meaning set forth in Section 4.05(a).

“Transactions” has the meaning set forth in the recitals.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Effective Date, by and between MMC and the Company.

ARTICLE II

THE SEPARATION AND DISTRIBUTION

Section 2.01. Transfer of Equity Interests in MMREIS. Pursuant to the Contribution Agreement, on the Contribution Date, MMC transferred 1,000 shares of MMREIS Preferred Stock and 205,740 shares of MMREIS Common Stock and the other stockholders of MMREIS transferred 28,749 shares of MMREIS Common Stock (the “Contribution”). The shares so transferred represented all of the issued and outstanding shares of MMREIS Common Stock. In exchange for the Contribution, the Company issued to the former shareholders of MMREIS [—] shares of Company Common Stock.

Section 2.02. Cooperation Prior to the Distribution. Prior to the Distribution,

(a) MMC and the Company shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

(b) MMC and the Company shall take all actions which may be required to elect or otherwise appoint as directors of the Company, on or prior to the Distribution Date, the persons named in the IPO Registration Statement to constitute the Board of Directors of the Company on the Distribution Date.

(c) MMC and the Company shall take all actions as may be necessary to approve the stock-based employee benefit plans of the Company in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and any requirements of the NYSE.

Section 2.03. MMC Board Action; Conditions Precedent to the Distribution. MMC’s Board of Directors shall, in its sole discretion, establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution; provided, however, in no event shall the Distribution occur unless the following conditions shall have been satisfied or shall have been waived by MMC’s Board of Directors in its sole discretion:

(a) all material regulatory approvals necessary to consummate the Distribution shall have been received and be in full force and effect;

(b) the IPO Registration Statement shall have become effective under the Securities Act, and no stop order or similar Commission proceeding shall be in effect with respect to such IPO Registration Statement;

(c) a private letter ruling from the Internal Revenue Service that, among other things, the Contribution and the Distribution, taken together, will not be taxable to the shareholders of MMC pursuant to Section 355 of the Code, shall continue in effect, and such ruling shall be in form and substance satisfactory to MMC in its sole discretion;

(d) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect and no other event shall have occurred or failed to occur that prevents consummation of the Distribution; and

(e) MMC’s Board of Directors shall have formally approved the Distribution,

provided, however, that satisfaction of such conditions shall not create any obligation on the part of MMC, the Company or any other person to effect or seek to effect the Distribution or in any way limit MMC’s right to terminate this Agreement as set forth in Section 8.01 or alter the consequences of any such termination from those set forth in Section 8.02.

Section 2.04. The Distribution. On or before the Distribution Date, subject to satisfaction or waiver of the conditions set forth in this Agreement, MMC shall deliver certificates representing all of the then outstanding shares of Company Common Stock held by MMC other than the shares of Company Common Stock to be delivered to the Debt-for-Equity Exchange Parties, endorsed in blank, and shall instruct the Distribution Agent to distribute, or make book-entry credits for, [—] shares of Company Common Stock in respect of every one share of MMC Class A Common Stock or MMC Class B Common Stock held by holders of record of

MMC Class A Common Stock and MMC Class B Common Stock on the Record Date. The Company agrees to provide all certificates for shares of Company Common Stock and any information relating to the Company that the Distribution Agent shall require in order to effect the Distribution.

Section 2.05. Transfers Not Effected on or Prior to the Contribution Date; Transfers Deemed Effective as of the Effective Date. To the extent that any transfers of Assets (including the capital stock or equity interests of any transferred entity) or assumptions of Liabilities contemplated by this Article II shall not have been consummated on, at or prior to the Contribution Date because a condition precedent to any such transfer had not been satisfied or any relevant fact related thereto had not been realized, the parties shall cooperate to effect such transfers or assumptions, as the case may be, as promptly following the Effective Date as shall be practicable. In the event that any transfer of Assets or assumption of Liabilities contemplated by this Agreement has not been consummated at or prior to the Contribution Date, then from and after the Contribution Date (i) the party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the party to which such Asset or Liability is to be transferred or assumed in order to place such party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred or assumed on or prior to the Contribution Date as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Contribution Date to the relevant member of the MMC Group or the Company Group, as the case may be, entitled to the receipt of such Asset or Liability. In furtherance of the foregoing, the parties agree that, as of the Effective Date, each party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement or, as applicable, an Ancillary Agreement.

Section 2.06. Termination of Agreements.

(a) Except as set forth in Section 2.06(b), in furtherance of the releases and other provisions of Section 4.01 hereof, the Company and each Person in the Company Group, on the one hand, and MMC and each Person in the MMC Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings (including all intercompany accounts payable or accounts receivable between a member of the MMC Group, on the one hand, and a member of the Company Group, on the other hand (“Intercompany Accounts”) accrued as of the Effective Date, other than ordinary course accounts payable and accounts receivable, which shall not be terminated), whether or not in writing, between or among the

Company and any Person in the Company Group, on the one hand, and MMC and any Person in the MMC Group, on the other hand, effective as of the Effective Date. No such terminated agreement, arrangement, commitment, understanding or Intercompany Account (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.06(a) shall not apply to any of the following agreements, arrangements, commitments, understandings or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any Person in their respective Groups); (ii) any agreements, arrangements, commitments or understandings set forth or described on Schedule 2.06(b); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party; and (iv) any other agreements, arrangements, commitments, understandings or Intercompany Accounts that this Agreement or any Ancillary Agreement expressly contemplates will survive the Effective Date.

Section 2.07. Bank Accounts; Cash Balances.

(a) To the extent not completed prior to the Effective Date, MMC and the Company each agrees to take, or cause the respective members of their respective Groups to take, at or prior to the Effective Date, all actions necessary to amend all Contracts governing each bank and brokerage account owned by the Company or any other member of the Company Group (collectively, the “Company Accounts”) so that such Company Accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by MMC or any other member of the MMC Group (collectively, the “MMC Accounts”) are de-linked from the MMC Accounts.

(b) It is intended that, following consummation of the actions contemplated by Section 2.07(a), the Company and MMC will maintain separate bank accounts and separate cash management processes.

(c) With respect to any outstanding checks issued by MMC, the Company, or any of their respective Subsidiaries prior to the Effective Date, such outstanding checks shall be honored following the Effective Date by the Person or Group owning the account on which the check is drawn.

(d) Except as provided in Section 2.09, as between MMC and the Company (and the members of their respective Groups), all payments made and reimbursements received after the Effective Date by either party (or member of its Group) that relate to a business, Asset or Liability of the other party (or member of its Group), shall be held by such party in trust for the use and benefit of the party entitled thereto and, promptly upon receipt by such party of any such payment or reimbursement, such party shall pay over, or shall cause the applicable member of its Group to pay over to the other party the amount of such payment or reimbursement without right of set-off.

Section 2.08. Other Ancillary Agreements. Each of MMC and the Company will execute and deliver, and cause each of their applicable Subsidiaries to execute and deliver, as applicable, all Ancillary Agreements to which it is a party.

Section 2.09. Insurance Policies.

(a) On or before the Effective Date, the directors and officers of the Company and its Affiliates shall become insureds under a separate directors’ and officers’ insurance program to be established by the Company at its expense. Effective from and after the date at which the Company is no longer eligible to be covered under the policies of MMC and its affiliates (the “Coverage End Date”), the Company shall arrange for its own insurance policies with respect to the MMREIS Business, except as set forth in the Transition Service Agreement.

(b) Where Shared Policies with an unaffiliated third party insurer (and excluding, for the avoidance of doubt, any self-insurance, captive insurance or similar program) cover MMREIS Liabilities reported after the Effective Date and before the Coverage End Date, with respect to an occurrence prior to the Coverage End Date, under an occurrence-based or claims-made policy (collectively, “Covered Claims”), then the members of the Company Group may claim coverage for such Covered Claims under such Shared Policies, control the prosecution and defense of such Covered Claims and receive any insurance recoverables with respect thereto, without any prejudice or limitation to MMC seeking insurance under the Shared Policies for its own claims. After the Effective Date, MMC shall procure and administer the Shared Policies, provided that such administration shall in no way limit, inhibit or preclude the right of the members of the Company Group to insurance coverage thereunder in accordance with this Section 2.09(b), in each case, with respect to Covered Claims. The Company shall promptly notify MMC of any Covered Claims, and MMC agrees to reasonably cooperate with the Company concerning the pursuit by the Company of any such Covered Claim, in each case at the expense of the Company (to the extent such expenses are not covered by the applicable Shared Policies).

(c) The Company shall be responsible for complying with terms of the Shared Policies to obtain coverage for such Covered Claims, including if the Shared Policy requires any payments to be made in connection therewith (including self-insured retentions or deductibles), and the Company shall make any such required payments and maintain any required or appropriate accruals or reserves for such Covered Claims. Any proceeds received by MMC from any insurance carrier that relate to Covered Claims shall be paid promptly to the Company. In the event that Covered Claims relate to the same occurrence for which MMC is seeking coverage under such Shared Policies and for which the parties have a shared defense, the Company and MMC shall jointly defend any such claim and waive any conflict of interest necessary to conduct a joint defense, and shall bear any expenses in connection therewith equally (to the extent such expenses are not covered by the applicable Shared Policies), including self-insured retentions or deductibles. In the event that policy limits under an applicable Shared Policy are not sufficient to fund all claims of MMC and members of the MMC Group and the Company and members of the Company Group, amounts due under such Shared Policy shall be paid on a first come first served basis, and any amounts simultaneously due shall be paid to the respective entities in proportion to the assessed value of each respective entity’s claim or claims.

ARTICLE III

THE IPO AND ACTIONS PENDING THE IPO; OTHER TRANSACTIONS

Section 3.01. The Debt-for-Equity Exchange. The Company shall cooperate with, and take all actions reasonably requested by, MMC and the Debt-for-Equity Exchange Parties in connection with the Debt-for-Equity Exchange. In furtherance thereof, to the extent not undertaken and completed prior to the execution of this Agreement, the Company shall enter into the Debt-for-Equity Exchange Agreement, in form and substance reasonably satisfactory to MMC and shall comply with its obligations thereunder.

Section 3.02. The IPO. The Company shall cooperate with, and take all actions reasonably requested by, MMC in connection with the IPO. In furtherance thereof, to the extent not undertaken and completed prior to the execution of this Agreement:

(a) The Company shall file the IPO Registration Statement, and such amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by the Equity Underwriting Agreement, the Commission and applicable Law, including federal, state or foreign securities Laws. The Company shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the Common Stock under the Exchange Act, and any registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b) The Company and MMC shall enter into the Equity Underwriting Agreement, in form and substance reasonably satisfactory to MMC and shall comply with their respective obligations thereunder.

(c) The Company shall use its commercially reasonable efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the IPO.

(d) The Company will cooperate in all respects with MMC, the Debt-for-Equity Exchange Parties and the Equity Underwriters in connection with the pricing of the Common Stock to be issued in the IPO and the timing of the IPO and will, at any such party’s request, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Equity Underwriting Agreement.

(e) The Company shall prepare, file and use its commercially reasonable efforts to seek to make effective an application for listing of the Common Stock issued in the IPO on the New York Stock Exchange.

Section 3.03. Charter; By-laws. Prior to the effectiveness of the IPO Registration Statement, MMC and the Company will each take all actions that may be required to provide for the adoption by the Company of the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company, each substantially in the form filed as an exhibit to the IPO Registration Statement.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

Section 4.01. Release of Pre-Closing Claims.

(a) Except as provided in Section 4.01(c) and Section 4.03, effective as of the Effective Date, the Company does hereby, for itself and for each member of the Company Group as of the Effective Date and their respective successors and assigns and all Persons who at any time prior to the Effective Date, have been directors, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), release and forever discharge MMC and each member of the MMC Group, and all Persons who at any time prior to the Effective Date have been stockholders, directors, officers, managers, members, agents or employees of any Person in the MMC Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any rights of contribution or recovery), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Effective Date, including in connection with the transactions and all other activities to implement the Transactions and any of the other transactions contemplated hereunder and under any of the Ancillary Agreements.

(b) Except as provided in Section 4.01(c) and Section 4.02, effective as of the Effective Date, MMC does hereby, for itself and for each member of the MMC Group as of the Effective Date and their respective successors and assigns and all Persons who at any time prior to the Effective Date, have been directors, officers, agents or employees of any member of the MMC Group (in each case, in their respective capacities as such), remise, release and forever discharge the Company and each member of the Company Group as of the Effective Date, and all Persons who at any time prior to the Effective Date have been stockholders, directors, officers, managers, members, agents or employees of any Person in the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any rights of contribution or recovery), whether arising under any Contract, by operation of Law or otherwise, including for fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Effective Date, including in connection with the transactions and all other activities to implement the Transactions and any of the other transactions contemplated hereunder and under any of the Ancillary Agreements.

(c) Nothing contained in Section 4.01(a) or (b) shall (x) impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Contracts that are specified in Section 2.07(b) or the applicable schedules thereto not to terminate as of the Effective Date, in each case in accordance with its terms or (y) release any Person from:

(i) any Liability provided in or resulting from any Contract among any Persons in the MMC Group or the Company Group that is specified in Section 2.06(b) or the applicable schedules thereto as not to terminate as of the Effective Date, or any other Liability specified in such Section 2.06(b) as not to terminate as of the Effective Date;

(ii) any Liability assumed or retained by, or transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any Person in any Group under, this Agreement, or any Ancillary Agreement, including with respect to the Company, any MMREIS Liability;

(iii) any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Date between a member of the MMC Group, on the one hand, and a member of the Company Group, on the other hand;

(iv) any Liability that the parties may have with respect to claim for indemnification, recovery or contribution brought pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of this Article IV or, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01.

In addition, nothing contained in Section 4.01(a) shall release MMC from indemnifying any director, officer or employee of the Company or MMREIS who was a director, officer or employee of MMC or any of its Affiliates on or prior to the Effective Date, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Effective Date, it being understood that if the underlying obligation giving rise to such Action is an MMREIS Liability, the Company shall indemnify MMC for such Liability (including MMC’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) The Company shall not, and shall not permit any Person in the Company Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against MMC or any Person in the MMC Group, or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a). MMC shall not, and shall not permit any Person in the MMC Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification against the Company or any Person in the Company Group, or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b).

(e) It is the intent of each of MMC and the Company, by virtue of the provisions of this Section 4.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed in each case on or before the Effective Date, between or among the Company or any Person in the

Company Group, on the one hand, and MMC or any Person in the MMC Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Persons on or before the Effective Date), except as expressly set forth in Section 4.01(c). At any time, at the request of any other party, each party shall cause each Person in its respective Group and to the extent practicable each other Person to execute and deliver releases reflecting the provisions hereof.

(f) If any Person associated with either MMC or the Company (including any of their respective directors, officers, agents or employees) initiates an Action with respect to claims released by this Section 4.01, the party with which such Person is associated shall indemnify the other party against such Action in accordance with the provisions set forth in this Article IV.

Section 4.02. Indemnification by the Company. Except as provided in Section 4.04, the Company shall indemnify, defend and hold harmless each member of the MMC Group and each of their Affiliates and each member of the MMC Group’s and their respective Affiliates’ directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “MMC Indemnitees”), from and against any and all Losses of the MMC Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien):

(i) all MMREIS Liabilities;

(ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any Disclosure Document with respect to the IPO other than any such statement or omission in the Disclosure Document furnished by MMC solely in respect of MMC expressly for use in the Disclosure Document; and

(iii) any breach by the Company or any Person in the Company Group of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case, any such indemnification claims may be made thereunder.

Notwithstanding anything to the contrary herein, in no event will any MMC Indemnitee have the right to seek indemnification from any Person in the Company Group with respect to any claim or demand against any Person in the MMC Group for the satisfaction of the Excluded Liabilities.

Section 4.03. Indemnification by MMC. Except as provided in Section 4.04, MMC shall indemnify, defend and hold harmless each member of the Company Group and each of their Affiliates and each member of the Company Group’s and their respective Affiliates’ respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Losses of the Company Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien):

(i) all Excluded Liabilities; and

(ii) any breach by MMC or any Person in the MMC Group of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case, any such indemnification claims may be made thereunder.

Notwithstanding anything to the contrary herein, in no event will any Company Indemnitee have the right to seek indemnification from any Person in the MMC Group with respect to any claim or demand against any Person in the Company Group for the satisfaction of the MMREIS Liabilities.

Section 4.04. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IV will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any Person in any Group to seek to collect or recover any Insurance Proceeds.

(c) Any Indemnity Payment made by the Company shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such Indemnity Payment, each MMC Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed. Any Indemnity Payment made by MMC shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such Indemnity Payment, each Company Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

(d) If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.

Section 4.05. Procedures for Indemnification of Third Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a Person in the MMC Group or the Company Group of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.02 or Section 4.03, or any other Section of this Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and in any event within forty-five (45) days) after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 4.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent, and only to the extent, that such Indemnifying Party is materially prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect (but shall not be required) to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third Party Claim; provided that the Indemnifying Party shall not be entitled to defend and shall pay the reasonable fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation. Within forty-five (45) days after the receipt of notice from an Indemnitee in accordance with Section 4.05(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that (i) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (ii) the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.05(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. Any legal fees and expenses incurred by the Indemnitee in connection with defending such claim shall be paid by the Indemnifying Party at the then applicable regular rates charged by counsel, without regard to any flat fee or special fee arrangement otherwise in effect between such counsel and the Indemnitee.

(d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (b) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e) In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee or (ii) to ascribe any fault on any Indemnitee in connection with such defense.

(f) Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third Party Claim.

Section 4.06. Additional Matters.

(a) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant or otherwise hold the Indemnifying Party as party thereto, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement with respect to such Third Party Claim.

Section 4.07. Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VI, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 4.08. Survival of Indemnities. The indemnity and contribution agreements contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder. The rights and obligations of each of MMC and the Company and their respective Indemnitees under this Article IV shall survive the merger or consolidation of any party, the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities, or the change of form or change of control of any party.

Section 4.09. Special Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 4.09.

ARTICLE V

CERTAIN BUSINESS MATTERS

Section 5.01. No Restriction on Competition. It is the explicit intent of each of the parties hereto that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the parties hereto. Accordingly, each of the parties hereto acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any party hereto to engage in any business or other activity which competes with the business of any other party hereto or (ii) the ability of any party to engage in any specific line of business or engage in any business activity in any specific geographic area.

Section 5.02. No Use of Certain Names: Transitional Licenses. Following the Effective Date, MMC Group shall, as soon as practicable, but in no event later than two years following the Effective Date, (i) cease to use any Retained Names and hold themselves out as having any affiliation with the Company Group, and (ii) strike over, or otherwise obliterate all Retained Names from the materials owned by the MMC Group, including any sales and product literature, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; provided that, for a period of no more than three (3) years following the Effective Date, with respect to any inventory of products in the MMC Group’s possession as of the Effective Date, the MMC Group shall be permitted to use such Retained Names until such inventory is depleted. Any use by the MMC Group of any of the Retained Names as permitted in this Section 5.02 is subject to their use of the Retained Names in the same form and manner, and with standards of quality, of that in effect for the Retained Names as of the Effective Date. The MMC Group shall not use the Retained Names in a manner that may reflect negatively on such name and marks or on the Company or any of its Affiliates. Without limitation to any other remedies, the Company shall have the right to terminate the foregoing license, effective immediately, if any of the MMC Group fails to comply with the foregoing terms and conditions or otherwise fails to comply with any reasonable direction of the Company or any of its Affiliates in relation to the use of the Retained Names.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 6.01. Provision of Corporate Records. As soon as practicable after the Effective Date, subject to the provisions of this Section 6.01, MMC and the Company shall discuss and negotiate in good faith to agree to a plan to transition (i) to the Company all Company Books and Records in the possession of MMC or any member of the MMC Group, and (ii) to MMC all MMC Books and Records in the possession of the Company or any member of the Company Group. The foregoing shall be limited by the following:

(a) The transition of books and records shall require only deliveries of (i) specific and discrete books and records or a reasonably limited class of items requested by the other party and (ii) specific and discrete books and records identified by either party in the ordinary course of business and determined by such party to be material to the other’s business. Without limiting any express delivery requirements under any other provision of this Agreement or any Ancillary Agreement, neither party shall be required to conduct any general search or investigation of its files.

(b) Each party may retain copies of books and records delivered to the other, subject to holding in confidence in accordance with Section 6.09 information contained in such books and records.

(c) Each party may in good faith refuse to furnish any books and records under this Section 6.01 if it reasonably believes in good faith that doing so could materially adversely affect its ability to successfully assert a claim of Privilege.

(d) Neither party shall be required to deliver to the other books and records or portions thereof which are subject to any Law or confidentiality agreements which would by their terms prohibit such delivery; provided, however, that if requested by the other party, such party shall use reasonable best efforts to seek a waiver of or other relief from such confidentiality restriction.

(e) Nothing in this Section 6.01 shall affect the rights and obligations of any party with respect to the sharing of information under the Tax Matters Agreement.

Section 6.02. Agreement for Exchange of Information; Archives.

(a) Each of MMC and the Company, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Effective Date, as soon as reasonably practicable after written request therefor, access to any Information in the possession or under the control of such respective Group that can be retrieved without unreasonable disruption to its business which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing, record retention or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, regulatory, litigation, environmental, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement or any member of its Group has against the other party or any member of its Group, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement.

(b) After the Effective Date, each of the MMC Group on the one hand, and the Company Group on the other hand, shall provide to such other Group access during regular business hours (as in effect from time to time) to Information that relates to the business and operations of such Group that are located in archives retained or maintained by such other Group (or, if such Information does not exclusively relate to a party’s business, to the portions of such Information that so exclusively relate), subject to appropriate restrictions for proprietary, privileged or confidential information and to the requirements of an applicable state and/or federal regulation such as a Code of Conduct, to the personnel, properties and information of such party and its Subsidiaries, and only insofar as such access is reasonably required by the other party for legitimate business reasons, and only for the duration such access is required, and relates to such other party or the conduct of the business prior to the Effective Date. The Company or MMC, as applicable, may obtain copies (but not originals) at their own expense of such Information for bona fide business purposes. The Company or MMC, as applicable, shall pay the applicable fee or rate per hour for archives research services (subject to increase from time to time to reflect rates then in effect) for the providing party generally. Nothing herein shall be deemed to restrict the access of the providing party to any Information or to impose any liability on the providing party if any such Information is not maintained or preserved by such party.

(c) Nothing in this Section 6.02 shall affect the rights and obligations of any party with respect to the sharing of information under the Tax Matters Agreement.

(d) In the event any party reasonably determines that any such provision of Information could be commercially detrimental, violate any Law or Contract, or result in the waiver any Privilege, the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

Section 6.03. Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 6.01 shall be deemed to remain the property of the providing party. Unless expressly set forth in this Agreement, nothing contained in this Agreement shall be construed as granting or conferring any right, title or interest (whether by license or otherwise) in, to or under any such Information.

Section 6.04. Compensation for Providing Information. The party requesting access to Information agrees to reimburse the other party for the reasonable costs, if any, of providing such access, including costs of salaries and benefits of employees who are involved in providing access to the Information or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as providing the access to Information and the costs incurred in creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party.

Section 6.05. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Effective Date, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control on the Effective Date in accordance with the policies of MMC as in effect from time to time or such other policies as may be reasonably adopted by the appropriate party after the Effective Date. For the avoidance of doubt, such policies shall be deemed to apply to any Information in a party’s possession or control on the Effective Date relating to the other party or members of its Group. Notwithstanding the foregoing, to the extent such Information relates to Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Nothing in this Section 6.05 shall affect the rights and obligations of any party to the Tax Matters Agreement with respect to Tax Records.

Section 6.06. Limitations of Liability. Except as otherwise provided in this Article VI, no party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate or the requested Information is not provided, in the absence of willful misconduct by the party requested to provide such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 6.05.

Section 6.07. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, rights to use, or confidential treatment of Information set forth in any Ancillary Agreement.

Section 6.08. Production of Witnesses; Records; Cooperation.

(a) After the Effective Date, except in the case of any Action involving or relating to a conflict or dispute between any member of the MMC Group, on the one hand, and any member of the Company Group, on the other hand, each party hereto will use its commercially reasonable efforts to make available to each other party, upon written request, the then current directors, officers, employees, other personnel and agents of the Person in its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which indemnification is or may reasonably be expected to be sought that the requesting party may from time to time be involved. The requesting party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party or Indemnitee chooses to defend or to seek to compromise or settle any Third Party Claim, the other party shall make available to such Indemnifying Party or Indemnitee, as applicable, upon written request then current directors, officers, employees, other personnel and agents of the Persons in its respective Group as witnesses and any Information within its control or possession, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise reasonably cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions in which indemnification is or may reasonably be expected to be sought.

(d) The obligation of the parties to provide witnesses pursuant to this Section 6.08 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses employees and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.08(a)).

(e) In connection with any matter contemplated by this Section 6.08 the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any Person in any Group.

Section 6.09. Confidentiality.

(a) Subject to Section 6.10, each of MMC and the Company (each, a “Receiving Party”), on behalf of itself and each Person in its respective Group, agree to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold in strict confidence, with at least the same degree of care that applies to the confidential and proprietary information of MMC pursuant to policies in effect as of the Effective Date, all Information with respect to MMC, solely concerning the MMREIS Business (for which the Company shall be the “Disclosing Party”) and with respect to the Company, concerning the MMC Business (for which MMC shall be the “Disclosing Party”) that is accessible to it, in its possession (including Information in its possession prior to the Effective Date) or furnished by the Disclosing Party or any Person in its respective Group, or accessible to, in the possession of, or furnished to the Company’s respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise, except, in each case, to the extent that such Information (i) is or becomes part of the public domain through no breach of this Agreement by the Receiving Party or any of its Group, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) information that was independently developed following the Effective Date by employees or agents of the Receiving Party or any Person in its respective Group, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who have not accessed or otherwise received the applicable Information; provided that such independent development can be demonstrated by competent, contemporaneous written records of the Receiving Party or any Person in its respective Group, or (iii) becomes available to the Receiving Party or any Person in its respective Group following the Effective Date on a non-confidential basis from a third party who is not bound directly or indirectly by a duty of confidentiality to the Disclosing Party.

(b) Each party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Effective Date. Such party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Date between one or more members of such party’s Group (whether acting through, on behalf of, or connection with, the separated businesses) and such third parties.

(c) Upon the written request of a party, the other party shall promptly destroy any copies of such confidential or proprietary Information (including any extracts therefrom) specifically identified by the requesting party to be destroyed. Upon the written request of such requesting party, the other party shall cause one of its duly authorized officers to certify in writing to such requesting party that the requirements of the preceding sentence have been satisfied in full.

(d) Notwithstanding anything to the contrary in this Article VI, (i) to the extent that an Ancillary Agreement or other Contract pursuant to which a party hereto or a Person in its respective Group is bound or its confidential Information is subject provides that certain Information shall be maintained confidential on a basis that is more protective of such Information or for a longer period of time than provided for herein, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto and (ii) a Party and the Persons in its respective Group shall have no right to use any Information of the Disclosing Party unless otherwise provided for in this Agreement, an Ancillary Agreement or Contract between the Parties or a Person in its respective Group.

Section 6.10. Protective Arrangements. In the event that the Receiving Party or any Person in its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law (including the rules and regulations of the Commission or any national securities exchange) or receives any request or demand from any Governmental Authority to disclose or provide Information of the Disclosing Party (or any Person in the Disclosing Party’s Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of such other party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Information) requested by such other party. Subject to the foregoing, the Person that received such a request or determined that it is required to disclose Information may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or requested or required by such Governmental Authority; provided, however, that such Person provides the other party, to the extent legally permissible, upon request with a copy of the Information so disclosed.

Section 6.11. Preservation of Legal Privileges.

(a) MMC and the Company recognize that the members of their respective groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal protection (“Privilege”). Each party recognizes that they shall be jointly entitled to the Privilege with respect to such privileged information and that each shall be entitled to maintain, preserve and assert for its own benefit all such information and advice, but both parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other party’s interest. To that end, neither party will knowingly waive or compromise any Privilege associated with such information and advice without the prior written consent of the other party. In the event that privileged information is required to be disclosed to any arbitrator or mediator in connection with a dispute between the parties, such disclosure shall not be deemed a waiver of Privilege with respect to such information, and any party receiving it in connection with a proceeding shall be informed of its nature and shall be required to safeguard and protect it.

(b) The rights and obligations created by this Section 6.11 shall apply to all information relating to the MMREIS Business as to which, but for the Contribution and Distribution, either party would have been entitled to assert or did assert the protection of a Privilege, including (i) any and all information generated prior to the Effective Date but which, after the Contribution, is in the possession of either party and (ii) all information generated, received or arising after the Effective Date that refers to or relates to information described in the preceding clause (i).

(c) Upon receipt by either party of any subpoena, discovery or other request that may call for the production or disclosure of information that is the subject of a Privilege, or if a party obtains knowledge that any current or former employee of a party has received any subpoena, discovery or other request that may call for the production or disclosure of such information, such party shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 6.11 or otherwise to prevent the production or disclosure of such information. Absent receipt of written consent from the other party to the production or disclosure of information that may be covered by a Privilege, each party agrees that it will not produce or disclose any information that may be covered by a Privilege unless a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(d) MMC’s transfer of Company Books and Records and other Information to the Company, MMC’s agreement to permit the Company to obtain Information existing prior to the Effective Date, the Company’s transfer of MMC Books and Records and other Information and the Company’s agreement to permit MMC to obtain Information existing prior to the Effective Date are made in reliance on MMC’s and the Company’s respective agreements, as set forth in Section 6.09, Section 6.10 and this Section 6.11, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by MMC or the Company, as the case may be. The access to Information being granted pursuant to Section 6.02 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.08 hereof and the disclosure to MMC and the Company of Privileged Information relating to the MMREIS Business or MMC Business pursuant to this Agreement in connection with the Contribution shall not be asserted by MMC or the Company to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.11 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to MMC and the Company in, or the obligations imposed upon the parties by, this Section 6.11.

ARTICLE VII

FURTHER ASSURANCES

Section 7.01. Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will cooperate with each other and shall use its (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Effective Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE VIII

TERMINATION

Section 8.01. Termination. This Agreement may be terminated at any time after the consummation of the IPO by mutual consent of MMC and the Company.

Section 8.02. Effect of Termination. In the event of any termination of this Agreement, no party to this Agreement (or any of its directors, officers, members or managers) shall have any Liability or further obligation to any other party.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Counterparts; Entire Agreement; Conflicting Agreements.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

(b) This Agreement, the Ancillary Agreements, the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Subject to Section 4.04(d), in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters.

Section 9.02. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of California, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Laws of the State of California.

Section 9.03. Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party or parties hereto.

Section 9.04. Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any MMC Indemnitee or Company Indemnitee in their respective capacities as such (a) the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person (including employees of the parties hereto) except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the parties hereto) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 9.05. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to MMC, to:

Marcus & Millichap Company

777 California Avenue

Palo Alto, CA 94304

Attention: Chief Financial Officer

If to the Company to:

Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, CA 91302

Attention: Chief Financial Officer

Any party may, by notice to the other party, change the address to which such notices are to be given.

Section 9.06. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 9.07. Expenses. Except as otherwise specified in this Agreement or the Ancillary Agreements or as otherwise agreed in writing between MMC and the Company, MMC and the Company shall each be responsible for its own fees, costs and expenses paid or incurred in connection with the IPO, the Contribution and the Distribution.

Section 9.08. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.09. Survival of Covenants. The covenants contained in this Agreement, indemnification obligations and liability for the breach of any obligations contained herein, shall survive the Effective Date and the other transactions contemplated by this Agreement shall remain in full force and effect.

Section 9.10. Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

Section 9.11. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

Section 9.12. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.13. Disputes.

(a) Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, “Disputes”), shall be subject to the provisions of this Section 9.13; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (i) injunctive relief or (ii) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

(b) Either party may give the other party written notice of any Dispute not resolved in the normal course of business. The parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives of the parties who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Within 30 days after delivery of the notice, the foregoing executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary for a period not to exceed 15 days, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored. If the parties do not resolve the Dispute within such 45 day period (the “Initial Mediation Period”), the parties shall attempt in good faith to resolve the Dispute by negotiation between (a) in the case of MMC, the Chief Financial Officer or the General Counsel and (b) in the case of the Company, the Chief Financial Officer (collectively, the “Designated Officers”). Such officers shall meet at a mutually acceptable time and place (but in any event no later than 15 days following the expiration of the Initial Mediation Period) and thereafter as often as they reasonably deem necessary for a period not to exceed 15 days, to attempt to resolve the Dispute.

(c) If the Dispute has not been resolved by negotiation within 75 days of the first party’s notice, or if the parties failed to meet within 30 days of the first party’s notice, or if the Designated Officers failed to meet within 60 days of the first party’s notice, either party may commence any litigation or other procedure allowed by law.

IN WITNESS WHEREOF, the parties have caused this Separation and distribution Agreement to be executed by their duly authorized representatives.

MARCUS & MILLICHAP COMPANY

By:

Name:
Title:

MARCUS & MILLICHAP, INC.

By:

Name:
Title: